EXHIBIT 10.3

ORLEANS HOMEBUILDERS, INC.
INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective July 1, 2002
and Further Amended Effective October 1, 2003, July 1, 2007 and September 27, 2007)

Purpose

The Orleans Homebuilders, Inc. Incentive Compensation Plan, as herein amended and restated (the “Plan”), is an amendment and restatement of the incentive compensation plan originally adopted by the Company on July 18, 1994, and as previously in effect.  The Plan is designed to reward those executives and key employees of Orleans Homebuilders, Inc., a Delaware corporation (the “Company”) and its affiliates who are designated as Participants for achieving corporate performance objectives, and to provide, in particular, a performance incentive for these executives and key employees that is linked to the Company’s operating financial performance.

ARTICLE I - DEFINITIONS

1.1           “Board” shall mean the Board of Directors of the Company.

1.2           “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.3           “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be designated by the Board to act as the administrative committee with respect to the Plan.

1.4           “Covered Employee” shall mean, with respect to any fiscal year of the Company, each officer, other than the chief executive officer, whose compensation for such fiscal year is required to be disclosed to shareholders in the proxy statement relating to the annual meeting of stockholders of the Company held during the next fiscal year pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

1.5           “Net Pre-Tax Profits” shall mean the Company’s consolidated operating profits determined before taxes and without taking into account nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, or any amounts paid or accrued pursuant to the Plan.  The Company shall determine the Company’s Net Pre-Tax Profits applying for these purposes generally accepted accounting principles.

1.6           “Participant” shall mean the following persons:

(a)           Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer of the Company;

(b)           Benjamin D. Goldman, Vice Chairman of the Board;

(c)           Michael T. Vesey, President and Chief Operating Officer; and

(d)           Such other of the Company’s officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) and other key employees as may be designated as Participants in the Plan by the Committee.

1.7           “Performance Period” shall mean the Plan Year.

1.8           “Plan Year” shall mean the Company’s fiscal year, beginning on July 1 and ending on June 30.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1           Participation in the Plan for a Plan Year shall be open to those employees who are designated as Participants pursuant to the Plan or by action of the Committee from time to time.

2.2           If a Participant has not been a Participant for a full Plan Year, such Participant’s benefits payable under the Plan, if any, shall be limited to a pro-rata portion of the benefit otherwise payable for such Plan Year based on the portion of the Plan Year such Participant was a Participant in the Plan.

ARTICLE III - PERFORMANCE GOAL

No amount shall be payable pursuant to the Plan with respect to a Plan Year unless the Company has Net Pre-Tax Profits for such Plan Year.

ARTICLE IV - DETERMINATION OF BONUS AWARDS

4.1           As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Company has any Net Pre-Tax Profits, and shall, if there are such Net Pre-Tax Profits, determine the amount payable pursuant to the Plan, as set forth below:

(a)           The bonus payable to Jeffrey P. Orleans for each Plan Year shall be equal to three percent (3%) of the Company’s Net Pre-Tax Profit for such Plan Year.

(b)           The bonus payable to Michael T. Vesey for each Plan Year shall be equal to one and one-half percent (1½%) of the Company’s Net Pre-Tax Profit for such Plan Year.

(c)           Subject to Section 4.2, the bonus payable to each other Participant for each Plan Year shall be determined by the Committee; provided, however, that in no event shall the bonus payable to any such other Participant in any Plan Year exceed one and one-half percent (1½%) of the Company’s Net Pre-Tax Profits for the Plan Year.

(d)           Notwithstanding any other provisions of the Plan, the aggregate payments to Participants under the Plan with respect to any Plan Year shall not exceed (and may be less than) eight percent (8%) of the Company’s Net Pre-Tax Profits for such Plan Year.  The Committee shall take this aggregate payment amount into account in its determination of the aggregate bonus amount awarded pursuant to Section 4.1(c).

4.2           The Committee shall have no discretion to increase the maximum bonus payable to any Participant under the Plan, but shall have the right and obligation to reduce the amount of or totally eliminate one or more such bonuses (other than the bonuses payable to Messrs. Orleans and Vesey) so as to cause the aggregate amount of bonuses payable under the Plan with respect to a Plan Year to not exceed eight percent (8%) of the Company’s Net Pre-Tax Profits for the Plan Year).

4.3           Notwithstanding anything to the contrary in this Article IV, no amount shall be payable under the Plan to any Participant who is not employed by the Company or an affiliate of the Company as of the date payment is to be made unless the Participant’s termination of employment is attributable to the Participant’s death, disability, or retirement.

ARTICLE V - PAYMENT OF AWARDS

5.1           Approved bonus awards shall be payable by the Company in cash to each Participant, or to his estate in the event of his death, in a single payment or in installments, after the end of each Performance Period, but only after the Committee has certified in writing that the relevant performance goal for the Plan Year has been achieved; provided, however, that with respect to any payments the Committee determines are to be paid notwithstanding the Participant’s termination of employment, such payments shall in all events be made in a lump sum paid no later than two and one-half months after the end of the calendar year in which the Participant’s right to such bonus award became vested.

5.2           If a bonus award is payable to a Participant who is no longer employed by the Company or an affiliate of the Company by reason of such Participant’s death, disability or retirement, the amount of the bonus award payable to such Participant shall be reduced to reflect the portion of the year the Participant was a Participant in the Plan, as provided in Section 2.2, above.

5.3           Notwithstanding anything herein to the contrary, the Committee may, at its discretion, provide for the payment of all or of any portion of an approved bonus award to a Participant by a transfer to such Participant of shares of the Company’s Common Stock, par value $.10 (the “Shares”), subject to the following terms and conditions:

(a)           The number of Shares transferred in lieu of cash shall be determined by reference to a per share exchange equal to a price that is at least 75%, and is no more than 100%, of the closing price of such shares on the first business day following the end of the Performance Period to which the bonus award relates.

(b)           The Shares shall be in the form of an Award granted under the Company’s Stock Award Plan.

(c)           The terms of the Award shall be subject to such requirements as to vesting of the Shares, conditions of forfeiture and restrictions on transfer or disposition as the Committee deems appropriate, at its sole discretion.

(d)           The provisions of this Section 5.3 shall not become effective with respect to any Participant who is a Covered Employee until the first Performance Period that commences following the adoption of this Amendment, except to the extent that the compensation payable to such Covered Employee would not be subject to the limitations on deductibility imposed on the Company pursuant to Section 162(m) of the Code.

ARTICLE VI - OTHER TERMS AND CONDITIONS

6.1           No bonus award shall be paid under the Plan unless and until the material terms have been disclosed to and approved by the Company’s shareholders by a majority of votes cast in a separate vote, either in person or by proxy, including abstentions to the extent abstentions are counted as voting under applicable state law, such requirements to be interpreted in a manner consistent with the applicable provisions of Treasury Regulation Section 1.162-27, promulgated pursuant to Section 162(m) of the Code.

6.2           No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

6.3           Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.

6.4           The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

ARTICLE VII - ADMINISTRATION

7.1           All members of the Committee shall be persons who qualify as “outside directors” as defined under Section 162(m) of the Code.

7.2           The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

7.3           Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

7.4           The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

7.5           The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Article III or the maximum bonus payable to any Participant as specified in Sections 4.1 and 4.2 without shareholder approval, unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

7.6           No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

7.7           The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.